Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated December 9, 2019 relating to the financial statement of BlackRock Health Sciences Trust II (the “Trust”), which appears in the Statement of Additional Information in the earlier pre-effective registration statement of the Trust on Form N-2 (File No. 333-233373), which in turn is incorporated in this registration statement on Form N-2 by reference. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which also appears in the earlier pre-effective registration statement of the Trust.

/s/ Deloitte and Touche LLP

Boston, Massachusetts

January 28, 2020